Exhibit (a)(1)(i)

OFFER TO PURCHASE

ROYCE GLOBAL VALUE TRUST, INC.

(THE “FUND”)

DATED OCTOBER 28, 2020

OFFER TO PURCHASE FOR CASH UP TO 40% OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE,
AS OF OCTOBER 12, 2020 (THE “SHARES”), AT THE NET ASSET VALUE PER SHARE DETERMINED AS OF DECEMBER 17, 2020

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON DECEMBER 16, 2020, UNLESS THE OFFER IS EXTENDED (THE “TERMINATION DATE”).

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL STOCKHOLDERS AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES IN THE AGGREGATE BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, OR ROYCE & ASSOCIATES, LP (“ROYCE”), THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT STOCKHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY STOCKHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER THEIR SHARES IN THIS OFFER.

IMPORTANT

Any stockholder of the Fund (“Stockholder”) desiring to tender any portion of his, her, or its Shares to the Fund should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal for the tendered Shares, signature guarantees, and any other required documents to Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (together, the “Depositary”), or (2) request his, her, or its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him, her, or it. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Innisfree M&A Incorporated (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

Dated October 28, 2020

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer (as defined below). To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should carefully read this entire Offer to Purchase and the related Letter of Transmittal (together, the “Offer”).

What is the Offer?

Royce Global Value Trust, Inc. (the “Fund”) is offering to purchase for cash up to 40% of its issued and outstanding shares of common stock as of October 12, 2020 (the “Shares”), at a price per share equal to the Fund’s net asset value per Share as of the close of the regular trading session (normally 4:00 p.m. New York City time) of the New York Stock Exchange (“NYSE”) on December 17, 2020 (or if the Offer is extended, on the trading day immediately following the day to which the Offer is extended), upon specified terms and subject to conditions as set forth in the Offer documents. As of October 12, 2020, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares.

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 11:59 p.m., New York City time, on December 16, 2020, unless extended (the “Termination Date”). The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

Are there conditions to the Offer?

In addition to certain customary conditions described in Section 13 of this Offer to Purchase, the Offer is subject to the approval of a new investment advisory agreement (the “New Investment Advisory Agreement”) between the Fund and Royce & Associates, LP (“Royce”), its investment adviser, at a Special Meeting of Stockholders that is currently scheduled to be held on Tuesday, December 1, 2020 (including any postponements or adjournments thereof, the “Special Meeting”). The Board of Directors of the Fund (the “Board”) unanimously approved the New Investment Advisory Agreement and recommended that Stockholders approve the New Investment Advisory Agreement.

Why are Stockholders being asked to approve the New Investment Advisory Agreement at the Special Meeting?

Due to what is commonly called a “change of control”, the Fund’s previous investment advisory agreement terminated in accordance with its terms as required by applicable law after the close of business on July 31, 2020 upon completion of an acquisition by Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton (“Franklin Templeton”), of Legg Mason, Inc. (“Legg Mason”), the former ultimate corporate parent of Royce (the “Transaction”). Upon completion of the Transaction, Royce became a majority-owned subsidiary of Franklin Templeton but continues to operate on a standalone basis. The Fund has been operating under an interim investment advisory agreement with Royce since that time. Such interim investment advisory agreement will, however, expire on December 28, 2020. Accordingly, Stockholders are being asked to approve the New Investment Advisory Agreement at the Special Meeting so that the Fund may continue its current operations on a long-term basis and without interruption.

If the New Investment Advisory Agreement does not receive the required stockholder approval by December 28, 2020, such agreement will not go into effect and the Board will consider what further action to take consistent with its duties under applicable law, which actions may include liquidation or certain other alternatives. These alternatives could result in certain negative consequences for the Fund’s long-term Stockholders, including:

•	the complete loss of the opportunity to participate in the Fund’s investment program in the event the Fund is liquidated;
•	unpredictable market outcomes during liquidation; and

•	certain negative tax consequences.

What is the Fund’s net asset value per Share as of a recent date?

As of October 12, 2020, the Fund’s net asset value per Share was $14.48. See Section 7 of this Offer to Purchase for additional information regarding net asset values per Share and closing market prices per Share. As of October 12, 2020, there were 10,503,470 issued and outstanding Shares. During the pendency of the Offer, current net asset value quotations can be obtained from the Information Agent by calling its toll-free number at (877) 456-3442 between 9:00 a.m. and 9:00 p.m., New York City time, Monday through Friday. You may also call the Fund’s toll-free number at 800-33ROYCE (800-337-6923).

Will the Fund’s net asset value per Share on the date that the price to be paid for tendered Shares is determined be higher or lower than the Fund’s net asset value per Share as of October 12, 2020?

No one can accurately predict the Fund’s net asset value per Share at a future date, but you should realize that net asset value per Share on the date the purchase price for tendered Shares is to be determined may be higher or lower than the net asset value per Share on October 12, 2020.

How do I tender my Shares?

Shares Registered in Your Name. If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender your Shares, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before 11:59 p.m., New York City time, on December 16, 2020 (unless the Offer has been extended by the Fund, in which case the new deadline will be as stated in the public announcement of the extension).

Shares Held in Street Name. If your Shares are held by a broker, dealer, commercial bank, trust company, or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision. You can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by 11:59 p.m., New York City time, on December 16, 2020 (or if the Offer is extended, the expiration date as extended).

Certain Institutions. If you are an institution participating in the book-entry transfer facility, you must tender your Shares according to the procedure for book-entry transfer. See Section 3 of this Offer to Purchase.

Is there any direct cost to me for tendering my Shares?

No fees or commission will be payable to the Fund in connection with the Offer. Tendering Stockholders may, however, be obligated to pay brokerage fees, commissions, or other charges imposed by brokers, dealers, or other financial intermediaries in connection with the soliciting of tenders for Shares, the tendering of Shares to the Fund, and/or the Fund’s purchase of such Shares. See the Letter of Transmittal. Tendering Stockholders also may be obligated to pay transfer taxes imposed on the purchase of Shares by the Fund as described in Section 7 of the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw all of the Shares that you have tendered at any time prior to 11:59 p.m., New York City time on December 16, 2020 (or if the Offer is extended, the expiration date as extended). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Stockholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

No, there is no limit in the number of Shares you may tender. However, only 40% of the Fund’s issued and outstanding Shares as of October 12, 2020 (i.e., 4,201,388 Shares), will be accepted for tender. See Section 1 of this Offer to Purchase.

What if the Offer is oversubscribed (i.e., more than 40% of the issued and outstanding Shares as of October 12, 2020 are tendered (and not timely withdrawn))?

If the Offer is oversubscribed, the Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not properly withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 40% of its issued and outstanding Shares as of October 12, 2020. See Section 1 of this Offer to Purchase. As of such date, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or a portion of the Shares you own.

If I decline to tender my Shares, how will completion of the tender offer affect my ownership percentage in the Fund?

If you decline to tender your Shares, your percentage ownership interest in the Fund will increase after completion of the Offer.

Could completion of the tender offer result in any adverse consequences for Stockholders?

Completion of the tender offer could subject Stockholders to certain adverse consequences. For example, the sale of portfolio securities to finance the completion of the tender offer will cause the Fund to incur brokerage commissions and related transaction expenses and may adversely affect the market value of the Fund’s remaining portfolio securities. Such sales may also result in adverse tax consequences for Stockholders. In addition, the reduction in the Fund’s aggregate assets resulting from completion of the Offer may cause remaining Stockholders to be subject to higher operating expense ratios. Please see Section 5 of the Offer to Purchase for more detailed information.

How will the Fund pay for the Offer?

It is expected that the Fund will finance the purchase of Shares tendered pursuant to the Offer primarily through the sale of certain portfolio securities and the use of cash on hand. The Fund does not expect to increase its currently outstanding borrowings to finance the purchase of Shares.

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for tendered Shares, if accepted, will be made promptly after the Termination Date.

Is my sale of Shares in the Offer a taxable transaction for U.S. federal income tax purposes?

For most Stockholders, yes. The sale of Shares pursuant to the Offer by U.S. Stockholders (as defined in Section 8 of this Offer to Purchase), other than U.S. Stockholders that invest through a qualified retirement account or other tax-deferred arrangement, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a distribution. An applicable withholding agent may withhold U.S. federal tax at a rate of 30% of the gross amounts payable to Non-U.S. Stockholders (as defined in Section 8 of this Offer to Purchase) unless the agent determines that such Non-U.S. Stockholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. See Section 8 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. Stockholders are advised to consult their own tax advisors.

Is the Fund required to complete the Offer and purchase all Shares tendered up to the maximum number of Shares (i.e., 4,201,388 Shares as of October 12, 2020)?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any tendered Shares as described in Section 13 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept any tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the maximum number of Shares tendered for by the Fund pursuant to the Offer, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which thereafter will make payment as directed by the Fund with funds to be deposited by the Fund with the Depositary. See Section 2 of this Offer to Purchase.

What action need I take if I decide not to tender my Shares?

None.

What is the purpose of the Offer?

The Board has determined that it is in the best interests of the Fund and its Stockholders to repurchase Shares because it believes that, at this time, it is a prudent use of the Fund’s financial resources and an effective way to provide value to Stockholders. Conditioning the Offer on Stockholder approval of the New Investment Advisory Agreement recognizes the importance that the Board places on ensuring continuation of the Fund’s current investment program without interruption and for the benefit of long-term Stockholders.

Please bear in mind that none of the Fund, the Board, or Royce makes any recommendation as to whether or not Stockholders should tender their Shares in the Offer. Stockholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender. The Fund has been advised that no director or officer of the Fund intends to tender any Shares pursuant to the Offer.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent, toll-free at (877) 456-344. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, and all other tender offer documents should also be directed to the Information Agent. If your Shares are held in “street name” as described above, you should obtain this information and the relevant documents from your broker, dealer, commercial bank, trust company, or other nominee, as appropriate.

TO THE HOLDERS OF SHARES OF COMMON STOCK (“STOCKHOLDERS”)
OF ROYCE GLOBAL VALUE TRUST, INC.

INTRODUCTION

Royce Global Value Trust, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase up to 40% of its issued and outstanding shares of common stock, par value $0.001 per share, as of October 12, 2020 (the “Shares”), at a price (the “Purchase Price”), net to the seller in cash, equal to the net asset value in U.S. Dollars (“NAV”) per Share as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on December 17, 2020, or, if the Offer is extended, on the trading day immediately following the day to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The depositary for the Offer is Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (together, the “Depositary”). The Fund expects to begin mailing Offer materials to record holders on or about October 29, 2020.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 16, 2020 OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (THE “TERMINATION DATE”).

THE OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES IN THE AGGREGATE BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 13 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, THE BOARD OF DIRECTORS OF THE FUND (THE “BOARD”), OR ROYCE & ASSOCIATES, LP (“ROYCE”), THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT STOCKHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THE OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY STOCKHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER THEIR SHARES IN THIS OFFER.

As of October 12, 2020, there were 10,503,470 Shares issued and outstanding, and the NAV per Share was $14.48 per Share. As of such date, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares. During the pendency of the Offer, Stockholders may contact Innisfree M&A Incorporated, the Fund’s Information Agent, toll-free at (877) 456-3442 or contact the Fund directly at its toll-free number, 800-33ROYCE (800-337-6923), to obtain the current NAV per Share.

Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of any national securities exchange on which the Shares are listed).

Tendering Stockholders may be obligated to pay brokerage fees, commissions, or other charges imposed by brokers, dealers, or other financial intermediaries in connection with the soliciting of tenders for Shares, the tendering of Shares to the Fund, and/or the Fund’s purchase of such Shares. Subject to Instruction 7 of the Letter of Transmittal, tendering Stockholders also may be obligated to pay transfer taxes imposed on the purchase of Shares by the Fund. Tendering Stockholders may also be subject to other transaction costs, as described in Section 1 of this Offer to Purchase.

1. Terms of the Offer; Termination Date

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 40% of its issued and outstanding Shares as of October 12, 2020, validly tendered on or prior to 11:59 p.m., New York City time, on December 16, 2020, unless the Offer is extended (the “Termination Date”), and not properly withdrawn as permitted by Section 4 of this Offer to Purchase.

If the number of Shares validly tendered and not properly withdrawn prior to the Termination Date is less than or equal to 40% of the Fund’s issued and outstanding Shares as of October 12, 2020 (i.e., 4,201,388 Shares), the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 40% of the Fund’s issued and outstanding Shares as of October 12, 2020 are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund’s dividend reinvestment plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that Plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby in the event more than 40% of the Fund’s issued and outstanding Shares as of October 12, 2020 are tendered. As of such date, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares.

Stockholders should consider the relative benefits and costs of tendering Shares at NAV pursuant to the Offer versus selling Shares at the market price with the associated transaction costs.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the business day immediately after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. During the extension, all Shares properly tendered and not properly withdrawn previously will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his, her, or its Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in Section 2 below. Any extension, delay, or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date (and not properly withdrawn in accordance with Section 4 of this Offer to Purchase), promptly after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in whole or in part, in order to comply with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Purchase Price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the Purchase Price for Shares be paid, regardless of any delay in making such payment.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as reasonably practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final proration factor or commence payment for any Shares accepted for payment pursuant to the Offer until at least three business days after the Termination Date.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender (i) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility and (ii) Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the Fund’s transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

As of October 12, 2020, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares. The Purchase Price of the Shares will equal the NAV per Share as of the close of the regular trading session on the NYSE on December 17, 2020, or if the Offer is extended, on the trading day immediately following the day to which the Offer is extended (the “Pricing Date”). Tendering Stockholders may be obligated to pay brokerage fees, commissions, or other charges imposed by brokers, dealers, or other financial intermediaries in connection with the soliciting of tenders for Shares, the tendering of Shares to the Fund, and/or the Fund’s purchase of such Shares. Under the circumstances set forth in Instruction 7 of the Letter of Transmittal, tendering Stockholders also may be obligated to pay transfer taxes imposed on the purchase of Shares by the Fund.

The Shares are listed on the NYSE. The Fund normally calculates its NAV per Share daily at the close of the regular trading session (normally 4:00 p.m. New York City time) of the NYSE. On October 12, 2020, the NAV per Share was $14.48. On such date, the last per Share sales price at the close of regular trading on the NYSE was $13.57, representing a 6.28% discount from its NAV per Share. The NAV per Share will be available daily through the Pricing Date, by calling the Information Agent, toll-free at (877) 456-3442 or through the Fund’s toll-free number at 800-33ROYCE (800-337-6923).

3. Procedure for Tendering Shares

Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be transmitted to, and received by, the Depositary at the appropriate address set forth on the last page of this Offer to Purchase, and (ii) the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, in both cases prior to the Termination Date.

The Fund’s transfer agent holds certain Shares for Stockholders pursuant to the Fund’s dividend reinvestment plan. Stockholders may tender such Shares by completing the appropriate section of the Letter of Transmittal.

Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association, or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the “Special Transfer Instruction” box or the “Special Mailing Instruction” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

Backup Federal Income Tax Withholding. Backup withholding tax will generally be imposed on the gross proceeds paid to a tendering U.S. Stockholder (as defined in Section 8) unless the U.S. Stockholder provides such U.S. Stockholder’s taxpayer identification number (employer identification number or social security number) to the applicable withholding agent, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Stockholder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Stockholder should complete and sign the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the applicable withholding agent that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders (as defined in Section 8) are not subject to these backup withholding requirements. In order for a Non-U.S. Stockholder to establish that it is not subject to backup withholding requirements, such Non-U.S. Stockholder must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI). Such forms can be obtained from the Depositary. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

For a discussion of certain U.S. federal income tax consequences to tendering Stockholders, see Section 8 of this Offer to Purchase.

Withholding for Non-U.S. Stockholders. Even if a Non-U.S. Stockholder has provided the required certification to avoid backup withholding, an applicable withholding agent may withhold U.S. federal income tax equal to 30% of the gross amounts payable to a Non-U.S. Stockholder or his, her, or its agent unless the agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8ECI. A withholding agent may determine a Stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements that are in effect concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due and files a U.S. federal tax return seeking such refund (See Section 8). Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Stockholder may be subject to a 30% withholding tax under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as “FATCA,” unless such Non-U.S. Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% or treaty-reduced rate of withholding on dividend distributions as discussed above.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, Royce or its affiliates, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

Book-Entry Delivery Procedure

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date hereof. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (together, the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, or an Agent’s Message, and all other documents required by the Letter of Transmittal must be transmitted to, and received by, the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before the Termination Date. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of the Offer.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility described above is referred to herein as a “book-entry confirmation.”

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce that agreement against that participant.

4. Rights of Withdrawal

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (December 16, 2020, unless extended).

To be effective, a written notice of withdrawal must be timely received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn (which must be all of the Shares tendered), and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, Royce, the Information Agent, the Depositary, or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Source and Amount of Funds; Effect of the Offer

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered, and the price to be paid for tendered Shares will be based on the NAV per Share on the Pricing Date (December 17, 2020, unless extended). As of October 12, 2020, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares. If the NAV per Share on the Pricing Date were the same as the NAV per Share on October 12, 2020, and if Stockholders tendered 4,201,388 Shares pursuant to the Offer, the estimated aggregate payment by the Fund to tendering Stockholders would be approximately $60,836,098. See the Pro Forma Capitalization Table below.

It is expected that the Fund will finance the purchase of Shares tendered pursuant to the Offer primarily through the sale of certain portfolio securities and the use of cash on hand. The Fund does not expect to increase its currently outstanding borrowings to finance the purchase of Shares. The Fund currently expects to reduce its borrowings for investment purposes during the six-month period following completion of the Offer to take into account any resulting reduction in its net assets. The Fund reserves the right, however, to maintain or increase the level of such borrowings after completion of the Offer based upon then-prevailing economic, financial, and market conditions.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities may decline and hence the Fund’s NAV per Share may decline. If any such decline in the value of the Fund’s portfolio securities occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to, or beyond, the Termination Date (December 16, 2020, unless extended). Because the price per Share to be paid in the Offer will be the NAV per Share as determined on the Pricing Date, if such a decline continued up to December 17, 2020 (unless the Offer is extended), the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses. The Fund also may receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share for tendering and non-tendering Stockholders alike and a corresponding reduction in the amount of proceeds received by tendering Stockholders.

Because the Fund will likely sell portfolio securities to raise cash for the purchase of Shares, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents during the pendency of the Offer and possibly for a short time thereafter. The Fund may not achieve its investment objective during such period due to such increased holdings of cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Termination Date of the Offer. Because the Fund likely will not know the exact number of Shares tendered until the Termination Date and the price of the Shares tendered until the Pricing Date, the Fund will not know until the Pricing Date the exact amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash to complete the Offer.

Recognition of Capital Gains by the Fund. The Fund may be required to take several different types of actions to finance the Offer, including, without limitation, selling portfolio securities. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund may declare and distribute any such capital gains to Stockholders of record prior to the repurchase pursuant to the Offer (reduced by net capital losses realized during the fiscal year, if any, and any net capital loss carryforwards). Because the Fund generally is permitted to distribute only one capital gain dividend each taxable year, the Fund may not be able to distribute such capital gains prior to the repurchase pursuant to the Offer or may only be able to distribute a portion of such capital gains prior to the repurchase pursuant to the Offer. The Fund’s early disposition of portfolio securities to finance the Offer would accelerate the timing of the Fund’s recognition of taxable income and cause the Fund to make taxable distributions to Stockholders earlier than the Fund otherwise would have. In addition, if the Fund does not declare and distribute any such capital gains (or only distributes a portion of such capital gains) to Stockholders of record prior to the repurchase pursuant to the Offer, the non-tendering Stockholders may be treated as receiving a disproportionately large distribution of net capital gain on or before the end of the taxable year in which the repurchase pursuant to the Offer occurs reflecting the capital gains recognized on the disposition of portfolio securities to finance the Offer. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of October 12, 2020, there was estimated net unrealized appreciation of approximately $39,451,300 in the Fund’s portfolio as a whole. The Fund also had estimated net capital loss carryforwards not subject to expiration of approximately $(1,750,000) as of October 12, 2020 that for tax purposes would offset future gains actually realized. See Section 8 of this Offer to Purchase for a description of the U.S. federal tax consequences of such distributions on U.S. Stockholders (as defined in Section 8) and Non-U.S. Stockholders (as defined in Section 8).

Higher Expense Ratio and Potential for Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund (that is, its total assets less its liabilities) will be reduced accordingly. Such reduction in the Fund’s net assets will result in a higher operating expense ratio for the Fund and possibly in less investment flexibility for the Fund.

Pro Forma Effects of Completion of Offer on Capitalization. The following table sets forth the Fund’s net assets as of October 12, 2020, adjusted to give effect to completion of the Offer (excluding any expenses and assuming the Fund repurchases 40% of its issued and outstanding Shares as of such date):

PRO FORMA CAPITALIZATION (1)

	As of October 12, 2020	Adjustment for Purchase at $14.48 Per Share (2)	Pro Forma as Adjusted
Total net assets	$152,075,156	$(60,836,098)	$91,239,058
Shares issued and outstanding	10,503,470	(4,201,388)	6,302,082
NAV per Share (3)	$14.48	$14.48	$14.48

(1)	This table assumes purchase by the Fund of 4,201,388 Shares, equal to 40% of the Fund’s issued and outstanding Shares as of October 12, 2020.

(2)	This amount represents the NAV per Share as determined on October 12, 2020. Shares tendered pursuant to the Offer will be purchased at the NAV per Share on the Pricing Date (December 17, 2020, unless the Offer is extended), which may be more or less than $14.48 per Share. The NAV per Share upon completion of the Offer may also be more or less than that shown above under the column heading entitled “Pro Forma as Adjusted.”

(3)	The NAV per Share is normally determined on each day that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of its issued and outstanding Shares.

6. Purpose of the Offer; Plans or Proposals of the Fund

The Board has authorized a tender offer to purchase for cash up to 40% of the Fund’s issued and outstanding Shares as of October 12, 2020, at a price equal to the NAV per Share as of the close of the regular trading session of the NYSE on December 17, 2020, (or if the Offer is extended, on the trading day immediately following the day to which the Offer is extended), upon specified terms and subject to conditions as set forth in the Offer documents. As of October 12, 2020, 40% of the Fund’s issued and outstanding Shares amounted to 4,201,388 Shares.

The Board has determined that it is in the best interests of the Fund and its Stockholders to repurchase Shares because it believes that, at this time, it is a prudent use of the Fund’s financial resources and an effective way to provide value to Stockholders. Conditioning the Offer on Stockholder approval of the New Investment Advisory Agreement recognizes the importance that the Board places on ensuring continuation of the Fund’s current investment program without interruption and for the benefit of long-term Stockholders.

The Offer may reduce the discount in the market price per Share compared to the NAV per Share, but no assurance can be given that the Offer will result in such a reduction. The market price per Share will also be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives, and current market events.

The purchase of Shares pursuant to the Offer will have the effect of reducing the Fund’s aggregate assets and increasing the percentage ownership interest in the Fund of non-tendering Stockholders. Stockholders that retain some portion of their Shares may be subject to increased risks due to such reduction in the Fund’s aggregate assets. These risks include the potential for greater volatility in the Fund’s NAV per Share due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the Fund’s aggregate assets may result in remaining Stockholders being subject to higher operating expense ratios to the extent that certain expenses borne by the Fund are relatively stable and do not decrease if its assets decline.

Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of any national securities exchange on which the Shares are listed).

Except as set forth above, the Fund does not have any current plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s charter or Bylaws or other actions that could impede the acquisition of control of the Fund. Following the completion of the Offer, the Board reserves the right to consider whether a merger or reorganization of the Fund or other extraordinary transaction, or any other plans noted above, would be appropriate. No other tender offers are presently contemplated, but the Board reserves the right to conduct tender offers in the future.

NONE OF THE FUND, THE BOARD, OR ROYCE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT STOCKHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO TENDER SHARES.

7. NAV and Market Price Range of Shares; Dividends

The Shares are traded on the NYSE. The following table sets forth, for the fiscal quarters indicated, the NAV per Share (as of the last day of each of such fiscal quarters) and the high and low closing NYSE Market Price per Share:

Fiscal Quarter Ended	High	Low	Net Asset Value
March 31, 2018	$11.71	$10.63	$12.57
June 30, 2018	$11.21	$10.51	$12.37
September 30, 2018	$10.74	$10.39	$12.59
December 31, 2018	$10.5301	$8.30	$10.42
March 31, 2019	$10.32	$8.69	$11.79
June 30, 2019	$10.5532	$9.89	$12.42
September 30, 2019	$10.67	$9.62	$12.03
December 31, 2019	$11.69	$9.91	$13.60
March 31, 2020	$12.32	$6.55	$9.81
June 30, 2020	$11.99	$7.75	$12.66
September 30, 2020	$13.20	$11.64	$13.85

As of the close of business on October 12, 2020, the Fund’s NAV per Share was $14.48. The tender of Shares, unless and until such tendered Shares are accepted for purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

8. Federal Income Tax Consequences of the Offer

The following discussion describes certain U.S. federal income tax consequences to U.S. Stockholders and Non-U.S. Stockholders (each as defined below and collectively, for purposes of this discussion, “Stockholders”) of tendering Shares in the Offer and any special distribution of capital gains by the Fund prior to the repurchase pursuant to the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to Stockholders in light of their particular circumstances or to Stockholders subject to special tax rules (including, without limitation, partnerships or other pass-through entities (and investors therein), dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Stockholders whose functional currency is not the U.S. dollar). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not address the consequences of the alternative minimum tax, the Medicare contribution tax on net investment income, special tax accounting rules that apply to certain accrual basis taxpayers under Section 451(b) of the Code or any state, local, foreign or other tax considerations that may be relevant to Stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Stockholder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Stockholder” is a beneficial owner of Shares that is neither a U.S. Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

U.S. Stockholders. A repurchase of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the repurchase, a tendering U.S. Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from the Fund. Under Section 302(b) of the Code, a repurchase of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the U.S. Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate distribution with respect to the Stockholder or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The repurchase of Shares pursuant to the Offer generally will result in a “substantially disproportionate” distribution with respect to a Stockholder if the percentage of the Fund’s then issued and outstanding Shares owned by the Stockholder immediately after the sale is less than 80% of the percentage of the Fund’s Shares owned by the Stockholder determined immediately before the sale. The repurchase of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Stockholder if the reduction in the Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Stockholder’s interest. Generally, even a small reduction in the percentage ownership interest of a Stockholder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction.

If any of the above three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received from the Fund for the Shares in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Any such capital gain or loss will generally be short-term capital gain or loss if the Shares have been held for one year or less and long-term capital gain or loss if the Shares have been held for more than one year. However, any losses realized by a U.S. Stockholder who has held his, her, or its Shares for six months or less will be treated as long-term capital losses to the extent of any “capital gain dividends” received (or amounts designated as undistributed capital gains) with respect to such Shares. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 20% for long-term capital gains. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, the amount of cash received by a U.S. Stockholder for the Shares pursuant to the Offer will be treated as a distribution taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such U.S. Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares and any amounts in excess of the Stockholder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such U.S. Stockholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a distribution taxable as a dividend to a selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Stockholders, could be deemed to have received taxable stock distributions under certain circumstances such as if this were not an isolated repurchase. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

In addition, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund may declare and distribute any such capital gains to Stockholders of record prior to the repurchase pursuant to the Offer (reduced by net capital losses realized during the fiscal year, if any, and any net capital loss carryforwards). If the Fund does declare and distribute such capital gains to Stockholders of record prior to the repurchase pursuant to the Offer, such distribution, to the extent of its short-term capital gain, generally would be taxable as ordinary income to the extent of the Fund’s earnings and profits. A Fund distribution derived from long-term capital gains and properly designated as a capital gain dividend, however, is eligible for taxation at a maximum rate of 15% or 20% for individuals, depending on whether their income exceeds certain threshold amounts, which are adjusted annually for inflation. Because the Fund cannot be certain at this time which securities and which lots thereof will be sold to finance the purchase of Shares pursuant to the Offer, no assurance can be provided whether or not any such distribution, if made, will be in the form a capital gain dividend. Because the Fund generally is permitted to distribute only one capital gain dividend each taxable year, the Fund may not be able to distribute such capital gains prior to the repurchase pursuant to the Offer or may only be able to distribute a portion of such capital gains prior to the repurchase pursuant to the Offer. If the Fund does not declare and distribute any such capital gains (or only distributes a portion of such capital gains) to Stockholders of record prior to the repurchase pursuant to the Offer, the non-tendering Stockholders may be treated as receiving a disproportionately large distribution of net capital gain on or before the end of the taxable year in which the repurchase pursuant to the Offer occurs reflecting the capital gains recognized on the disposition of portfolio securities to finance the Offer.

Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder with respect to a repurchase of Shares for cash pursuant to the Offer will depend on the tax characterization of the transaction, determined in the same manner as discussed above for U.S. Stockholders. Generally, if the repurchase is treated as a sale or exchange under Section 302(b) of the Code, any gain realized by a Non-U.S. Stockholder will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the United States by such Non-U.S. Stockholder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Stockholder is an individual who is physically present in the United States for 183 days or more during the taxable year of the repurchase and certain other conditions are met.

If, however, all or a portion of the proceeds received by a tendering Non-U.S. Stockholder is treated for U.S. federal income tax purposes as a distribution by the Fund that is a dividend, absent a statutory exemption (for example, the exemption for any “capital gain dividend,” “interest-related dividend,” or “short-term capital gain dividend”), the dividend received or deemed received by the Non-U.S. Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Because an applicable withholding agent may not be able to determine if a particular Non-U.S. Stockholder qualifies for sale or exchange treatment under Section 302(b) of the Code, such agent may withhold U.S. federal taxes equal to 30% of the gross amounts payable to a Non-U.S. Stockholder unless the agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8ECI. In that case, the effectively connected proceeds received pursuant to the Share repurchase will be subject to regular U.S. income tax as if the Non-U.S. Stockholder were a U.S. Stockholder. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder meets one of the Section 302(b) tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due and files a U.S. federal tax return seeking such refund. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund may declare and distribute any such capital gains to Stockholders of record prior to the repurchase pursuant to the Offer (reduced by net capital losses realized during the fiscal year, if any, and any net capital loss carryforwards). Because the Fund generally is permitted to distribute only one capital gain dividend each taxable year, the Fund may not be able to distribute such capital gains prior to the repurchase pursuant to the Offer or may only be able to distribute a portion of such capital gains prior to the repurchase pursuant to the Offer. If the Fund does not declare and distribute such capital gains (or only distributes a portion of such capital gains) to Stockholders of record prior to the repurchase pursuant to the Offer, the non-tendering Stockholders may be treated as receiving a disproportionately large distribution of net capital gain on or before the end of the taxable year in which the repurchase pursuant to the Offer occurs reflecting the capital gains recognized on the disposition of portfolio securities to finance the Offer.

A distribution by the Fund that is a dividend for U.S. federal income tax purposes is generally subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). However, certain distributions paid to a Non-U.S. Stockholder that are properly reported by the Fund as capital gain dividends or short-term capital gain dividends may be eligible for an exemption from U.S. withholding tax. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In addition, the U.S. federal withholding tax does not apply to dividends paid to a Non-U.S. Stockholder who provides an IRS Form W-8ECI, certifying that the dividends or distributions are effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends or distributions will be subject to regular U.S. income tax as if the Non-U.S. Stockholder were a U.S. Stockholder. Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, a withholding agent may treat amounts paid to Non-U.S. Stockholders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% or treaty-reduced rate of withholding on dividend distributions as discussed above.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Stockholders.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult his, her, or its own tax advisor to determine the particular tax consequences to him, her, or it of the Offer, including the applicability and effect of state, local and foreign tax laws.

9. Selected Financial Information

The audited financial statements of the Fund for the twelve-month period ended December 31, 2019 appear in the Fund’s Annual Report to Stockholders for the year ended December 31, 2019. The Annual Report has previously been provided to Stockholders and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the six-month period ended June 30, 2020 appear in the Fund’s Semiannual Report to Stockholders for the period ended June 30, 2020. The Semiannual Report has previously been provided to Stockholders and is incorporated by reference herein. Copies of the Annual Report and the Semiannual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

10. Certain Information Concerning the Fund and Royce

The Fund is a closed-end, diversified management investment company under the 1940 Act that is organized as a Maryland corporation. The Shares were first issued to the public on October 17, 2013 through an asset spin-off from Royce Value Trust, Inc. As a closed-ended investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of Stockholders and does not continuously offer its Shares for sale to the public.

The investment goal of the Fund is long-term growth of capital. Under normal circumstances, the Fund invests at least 80% of its net assets in equity securities, such as common stock and preferred stock, and at least 65% of its net assets in equity securities of companies located in at least three countries outside of the United States. The principal executive offices and business address of the Fund are located at 745 Fifth Avenue, New York, NY 10151. The Fund’s business telephone number is (212) 508-4500.

Royce is a majority-owned subsidiary of Franklin Templeton. Royce is a limited partnership organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Royce has been investing in smaller-company securities with a value approach for more than 45 years. The principal business address of Royce is 745 Fifth Avenue, New York, NY 10151.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. The Fund has also filed this Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

11. Interests of Directors, Executive Officers, and Associates; Transactions and Arrangements Concerning the Shares

Set forth in the table below is the aggregate number and percentage of Shares beneficially owned as of September 8, 2020 by each: (i) director of the Fund; (ii) executive officer of the Fund; and (iii) associate of the Fund. The principal business address and business telephone number of each director and executive officer of the Fund, Royce, and Charles M. Royce are 745 Fifth Avenue, New York, New York 10151 and (212) 508-4500, respectively. The principal business address of Franklin Templeton is One Franklin Parkway, San Mateo, California 94403. The principal business address of Saba Capital Management, L.P. is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

Name of Beneficial Owner	Amount and Nature of Ownership	Percent

Christopher D. Clark	54,038	*
Patricia W. Chadwick	0	*
Christopher C. Grisanti	0	*
Cecile B. Harper	0	*
Arthur S. Mehlman	2,310	*
G. Peter O’Brien	381	*
Michael K. Shields	8,500	*
John E. Denneen	12,600	*
Francis D. Gannon	5,049	*
Daniel A. O’Byrne	0	*
Peter K. Hoglund	0	*
Lisa Curcio	0	*
Charles M. Royce	904,940	8.62%
Associates:
Franklin Templeton	0	*
Royce	0	*
Saba Capital Management, L.P.**	1,443,120	13.74%

* Represents less than 1.0% of the issued and outstanding Shares as of September 8, 2020.

** May be deemed to be an “associate” (as such term is used in Rule 12b-2 under the Exchange Act).

Charles M. Royce, a member of the Board of Managers of Royce and Portfolio Manager for the Fund who may be deemed to be an affiliate of the Fund, purchased, on behalf of Royce Family Investments, LLC, a total of 499,351 Shares in a private transaction effected on September 2, 2020, at a per Share price of $14.28. Mr. Royce used funds of Royce Family Investments, LLC to pay for the Shares acquired in the transaction. Other than Mr. Royce’s September 2, 2020 transaction, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares, except for dividend reinvestments, during the past 60 days.

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors is a party to any other contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares pursuant to this Offer.

12. Certain Legal Matters; Regulatory Approvals

The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. No assurance can be given that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund or its business or operations. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13 of this Offer to Purchase.

13. Certain Conditions to the Offer

Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (a) such transactions, if consummated, would (i) result in the delisting of the Shares from the NYSE or (ii) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Stockholders who receive distributions from the Fund); (b) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the Fund’s NAV per Share to the detriment of non-tendering Stockholders; (c) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction or otherwise materially adversely affecting the Fund, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (v) commencement of, or material worsening of, a war, armed hostilities or other international or national calamity, including a pandemic or outbreak of contagious disease, directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund, (vi) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased, or (vii) determination by the directors of the Fund that effecting any such transaction would constitute a breach of any of their duties owed to the Fund or its Stockholders under applicable laws, rules, or regulations; or (d) if the proposal to approve the New Investment Advisory Agreement between the Fund and Royce, its investment adviser, has not been approved by Stockholders at the Special Meeting in accordance with the requirements of the 1940 Act. The Fund will commence the Offer if it is delayed by the pendency of any of the above described events within 20 days of the termination of such delaying event, as determined by the Fund in its sole discretion.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund, the Board, or the officers of the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

14. Fees and Expenses

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares tendered or purchased pursuant to the Offer. Royce or its affiliates (and not the Fund) will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund, Royce or its affiliates, the Depositary, or the Information Agent for purposes of the Offer.

The Fund has retained Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. to act as Depositary and Innisfree M&A Incorporated to act as Information Agent. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by Royce or its affiliates.

While the direct expense of the Offer will be borne by Royce or its affiliates (and not the Fund), there could be significant expenses borne by the Fund, including brokerage commissions and fees and other transaction costs, in connection with the sale of portfolio securities to finance the repurchase of tendered Shares. Those expenses are further described in Section 5 of this Offer to Purchase.

15. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all Stockholders. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

16. Contacting the Depositary and the Information Agent

The Letter of Transmittal and any other required documents should be sent by each Stockholder or his, her, or its broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

By First Class Mail:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011
By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Information Agent at its telephone number below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue

20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 456-3442
Banks and Brokers may call collect: (212) 750-5833

ROYCE GLOBAL VALUE TRUST, INC.

October 28, 2020